Exhibit 99

Wendy’s International, Inc.

[Tim Hortons Logo]	[Wendy’s Logo]	[Baja Fresh Logo]

CORPORATE NEWS	One Dave Thomas Boulevard P.O. Box 256 Dublin, Ohio 43017

Wendy’s International, Inc. reports record First Quarter results

Revenues increased 20% to $835 million, EPS increased 18% to $0.45

Management raises 2004 annual EPS growth outlook to 13-16%

     DUBLIN, Ohio (April 22, 2004) – Wendy’s International, Inc. (NYSE: WEN) today announced results for the first quarter ended March 28, 2004. The Company produced record revenues, net income and earnings per share for the quarter and raised its outlook for 2004 annual EPS growth from 11%-13% to 13%-16%.

First Quarter highlights

•	Total revenues increased 20.3% to a record $835 million.

•	Same-store sales results were very strong at Wendy’s® and Tim Hortons®, but declined at Baja Fresh® Mexican Grill.

Average	1st Quarter	1st Quarter
Same-Store Sales	2004	2003
Wendy’s U.S. Company	9.1%	(3.1%)
Wendy’s U.S. Franchise	7.6%	(1.7%)
Baja Fresh system	(4.9%)	(1.8%)
Tim Hortons Canada	6.6%	3.9%
Tim Hortons U.S.	10.3%	0.4%

•	Pretax income was $83.1 million, up 21.1% compared to a year ago, and net income was $52.8 million, up 20.2% from a year ago.

•	Diluted earnings per share (EPS) were $0.45, up 18.4% versus $0.38 a year ago.

•	Earnings in the quarter were positively impacted by about $0.035 per share due to the improvement in the Canadian exchange rate related to Tim Hortons’ income.

•	Offsetting the benefit was a 34% increase in beef costs for the quarter and a segment loss of $2.6 million for Baja Fresh.

•	General and administrative expenses were $67.8 million, up 4.6% versus a year ago. G&A as a percent of revenues was 8.1%, a 120 basis point improvement versus 9.3% a year ago as the Company grew sales and controlled costs effectively.

•	Other income included severance costs related to a management change at Baja Fresh.

•	The Company and its franchisees opened 80 new restaurants systemwide during the quarter. The openings consisted of 41 Wendy’s, 25 Tim Hortons and 14 Baja Fresh restaurants.

     “We are very pleased with our overall business results. It was a high quality quarter,” said Chairman and Chief Executive Officer Jack Schuessler. “We produced exceptionally strong sales at Wendy’s and Tim Hortons U.S., and Tim’s Canada continued to generate excellent sales.

     “Our core businesses are focused on superior restaurant operations, new product introductions and promotions, strong marketing and continuous improvement,” said Schuessler. “We continue to innovate within our core business to ensure that our brands remain relevant to consumers.”

     During the first quarter Wendy’s promoted its Super Value Menu™, several new test products and the newest Garden Sensations™ salad – Spinach Chicken. Wendy’s introduced its new Chicken Temptations™ sandwiches in mid April.

     Tim Hortons recently completed its annual ‘Roll Up The Rim to Win®’ promotion, which was very successful. During the first quarter Tim’s also promoted its Cranberry Orange muffins and a Bacon, Lettuce and Tomato (BLT) sandwich and soup combination meal. Tim Hortons’ second quarter product features include a Maple themed baked goods promotion and a new egg salad sandwich.

     “At Baja Fresh, we are striving to improve the chain’s financial performance after disappointing first quarter results,” Schuessler said.

     Bill Moreton was named the new CEO of Baja Fresh on April 5, replacing Greg Dollarhyde, who had been CEO since 1998.

     “We are confident in the Baja Fresh brand under Bill’s leadership,” Schuessler said. “He is an experienced restaurant executive and he has the support of Baja Fresh’s management team, operators and franchisees as well as Wendy’s corporate resources. Bill is focused on building the leadership team, improving operations and positioning the brand for profitable growth.”

Company raising 2004 EPS guidance to a range of $2.32 to $2.37

     Based on the Company’s excellent first quarter performance, management is raising its 2004 EPS guidance from a range of $2.27 to $2.32 to a revised range of $2.32 to $2.37. The revised range represents a 13-16% increase over the Company’s 2003 EPS of $2.05.

Earnings	2004	2003	% Change
Per Share	EPS Range	Actual	from 2003
Previous guidance	$2.27 to $2.32	$2.05	11% to 13%

New guidance	$2.32 to $2.37	$2.05	13% to 16%

     “During the first quarter we produced strong revenue and income growth, managed costs effectively and overcame exceptionally high beef prices,” said Chief Financial Officer Kerrii Anderson. “We expect good sales growth to continue at Wendy’s and Tim Hortons and we remain focused on costs throughout the Enterprise, yet we are still faced with short-term challenges at Baja Fresh.”

     The Company’s beef prices will be lower in the second quarter than originally anticipated. Beef costs per pound will be $1.23 in the second quarter of 2004 versus $1.34 in the first quarter. Beef costs during the second quarter a year ago were $1.14.

     Commodity costs for key items such as chicken and produce will remain stable as the Company has annual contracts that lock in prices.

Company repurchased 1.37 million common shares in the quarter

     The Company repurchased 1.37 million common shares during the first quarter, which ended March 28, 2004, for $54.5 million. Since 1998, the Company has bought back a total of $939 million in common stock. The Company currently has $311 million authorized for share repurchase by the Board of Directors.

Board approves 105th consecutive quarterly dividend

     The Board of Directors approved a quarterly dividend of $0.12 per share, payable on May 17 to shareholders of record as of May 3. It will be the Company’s 105th consecutive dividend payment to shareholders. The Company’s annual dividend rate is $0.48 per share.

First Quarter conference call and webcast set for April 22

     Management will host a conference call today (April 22) beginning at 4:00 p.m. (Eastern) to discuss business results. Investors and the public may participate in the conference call in either one of the following ways:

•	Phone Call: The dial-in number is 877-572-6014 (domestic) or 706-679-4852 (international). No need to register in advance. Please note that instant replay will be available following the conference call. The instant replay number is 800-642-1687 (domestic) and 706-645-9291 (international). The conference ID number is 6577388. Instant replay will be available through midnight Eastern on April 26.

•	Simultaneous Web Cast: Available at www.wendys-invest.com. The call will also be archived at that site.

April sales will be released on May 3

     The Company plans to issue preliminary monthly sales for April on May 3. The April period ends on May 2.

Wendy’s International, Inc. overview

     Wendy’s International, Inc. is one of the world’s largest restaurant operating and franchising companies with quality brands – Wendy’s Old Fashioned Hamburgers®, Tim Hortons and Baja Fresh Mexican Grill. The Company invested in two additional quality brands during 2002 – Cafe Express™ and Pasta Pomodoro®. More information about the Company is available at www.wendys-invest.com.

     Wendy’s Old Fashioned Hamburgers was founded in 1969 by Dave Thomas and is the third largest quick-service hamburger restaurant chain in the world, with 6,500 restaurants in the United States, Canada and international markets. More information about Wendy’s is available at www.wendys.com.

     Tim Hortons was founded in 1964 by Tim Horton and Ron Joyce and is the largest coffee and fresh baked goods restaurant chain in Canada. There are 2,358 Tim Hortons restaurants in Canada and 184 in the U.S. More information about Tim Hortons is available at www.timhortons.com.

     Baja Fresh Mexican Grill was founded in 1990 by Jim and Linda Magglos and is the leader in quality, fast-casual Mexican food. The chain has 294 restaurants in the United States. More information about Baja Fresh is available at www.bajafresh.com.

     Cafe Express was founded in 1984 by Robert Del Grande and Lonnie Schiller. The fast-casual, bistro-style restaurant chain has 18 units in Texas. Wendy’s International, Inc. owns 70% of Cafe Express and chain’s results were consolidated beginning in February 2004. More information about Cafe Express is available at www.cafe-express.com.

     Pasta Pomodoro was founded in 1994 by Adriano Paganini and operates 36 fast-casual, fresh Italian style restaurants in California and Arizona. Wendy’s International, Inc. owns 25% (fully diluted) of Pasta Pomodoro. More information about Pasta Pomodoro is available at www.pastapomodoro.com.

Cafe Express is a trademark of Cafe Express, LLC
Pasta Pomodoro is a registered trademark of Pasta Pomodoro, Inc.

CONTACT:
John Barker (614-764-3044 or john_barker@wendys.com)
Marsha Gordon (614-764-3019 or marsha_gordon@wendys.com)

WENDY’S INTERNATIONAL, INC.
Safe Harbor Under the Private Securities Litigation Reform Act of 1995

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Wendy’s International, Inc. (the “Company”) desires to take advantage of the “safe harbor” provisions of the Act.

Certain information in this news release, particularly information regarding future economic performance and finances, and plans, expectations and objectives of management, is forward looking. The following factors, in addition to other possible factors not listed, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements:

Competition. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel and type and quality of food. The Company and its franchisees compete with international, regional and local organizations primarily through the quality, variety and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising and marketing programs, and new product development by the Company and its competitors are also important factors. The Company anticipates that intense competition will continue to focus on pricing. Certain of the Company’s competitors have substantially larger marketing budgets.

Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in international, national, regional, and local economic conditions, consumer preferences and spending patterns, demographic trends, consumer perceptions of food safety, weather, traffic patterns, the type, number and location of competing restaurants, and the effects of war or terrorist activities and any governmental responses thereto. Factors such as inflation, food costs, labor and benefit costs, legal claims, and the availability of management and hourly employees also affect restaurant operations and administrative expenses. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, and the acquisition of restaurants from, and sale of restaurants to franchisees is affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds.

Importance of Locations. The success of Company and franchised restaurants is dependent in substantial part on location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations.

Government Regulation. The Company and its franchisees are subject to various federal, state, and local laws affecting their business. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic, and other regulations. Restaurant operations are also subject to licensing and regulation by state and local departments relating to health, sanitation and safety standards, federal and state labor laws (including applicable minimum wage requirements, overtime, working and safety conditions, and citizenship requirements), federal and state laws which prohibit discrimination and other laws regulating the design and operation of facilities, such as the Americans with Disabilities Act of 1990. Changes in these laws and regulations, particularly increases in applicable minimum wages, may adversely affect financial results. The operation of the Company’s franchisee system is also subject to regulation enacted by a number of states and rules promulgated by the Federal Trade Commission. The Company cannot predict the effect on its operations, particularly on its relationship with franchisees, of the future enactment of additional legislation regulating the franchise relationship. The Company’s financial results could also be affected by changes in applicable accounting rules.

Growth Plans. The Company plans to increase the number of systemwide Wendy’s, Tim Hortons and Baja Fresh Mexican Grill restaurants open or under construction. There can be no assurance that the Company or its franchisees will be able to achieve growth objectives or that new restaurants opened or acquired will be profitable.

The opening and success of restaurants depends on various factors, including the identification and availability of suitable and economically viable locations, sales levels at existing restaurants, the negotiation of acceptable lease or purchase terms for new locations, permitting and regulatory compliance, the ability to meet construction schedules, the financial and other development capabilities of franchisees, the ability of the Company to hire and train qualified management personnel, and general economic and business conditions.

International Operations. The Company’s business outside of the United States is subject to a number of additional factors, including international economic and political conditions, differing cultures and consumer preferences, currency regulations and fluctuations, diverse government regulations and tax systems, uncertain or differing interpretations of rights and obligations in connection with international franchise agreements and the collection of royalties from international franchisees, the availability and cost of land and construction costs, and the availability of experienced management, appropriate franchisees, and joint venture partners. Although the Company believes it has developed the support structure required for international growth, there is no assurance that such growth will occur or that international operations will be profitable.

Disposition of Restaurants. The disposition of company operated restaurants to new or existing franchisees is part of the Company’s strategy to develop the overall health of the system by acquiring restaurants from, and disposing of restaurants to, franchisees where prudent. The realization of gains from future dispositions of restaurants depends in part on the ability of the Company to complete disposition transactions on acceptable terms.

Transactions to Improve Return on Investment. The sale of real estate previously leased to franchisees is generally part of the program to improve the Company’s return on invested capital. There are various reasons why the program might be unsuccessful, including changes in economic, credit market, real estate market or other conditions, and the ability of the Company to complete sale transactions on acceptable terms and at or near the prices estimated as attainable by the Company.

Joint Venture to Manufacture and Distribute Par-Baked Products for Tim Hortons Restaurants. The success of the joint venture to manufacture and distribute par-baked products for Tim Hortons restaurants could be affected by a number of factors, including many of the factors set forth above. In addition, the realization of expected levels of production efficiencies, and actual product distribution costs and costs incurred to equip Tim Hortons restaurants for par-baked products occurring within expected ranges, could affect actual results.

Mergers, Acquisitions and Other Strategic Transactions. The Company intends to evaluate potential mergers, acquisitions, joint venture investments, alliances, vertical integration opportunities and divestitures as part of its strategic planning initiative. These transactions involve various inherent risks, including accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates; the potential loss of key personnel of an acquired business; the Company’s ability to achieve projected economic and operating synergies; and unanticipated changes in business and economic conditions affecting an acquired business.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

(Unaudited)

	First Quarter Ended
	3/28/2004	3/30/2003	$ Change	% Change
REVENUES
Retail sales	$676,612	$559,871	$116,741	20.9%
Franchise revenues	158,141	134,153	23,988	17.9%

TOTAL REVENUES	834,753	694,024	140,729	20.3%

COSTS & EXPENSES
Cost of sales	441,832	363,336	78,496	21.6%
Company restaurant operating costs	151,271	121,288	29,983	24.7%
Operating costs	35,574	30,686	4,888	15.9%
Depreciation of property & equipment	44,824	38,081	6,743	17.7%
General & administrative expenses	67,750	64,777	2,973	4.6%
Other expense (income)	(210)	(3,205)	2,995	93.4%

TOTAL COSTS & EXPENSES	741,041	614,963	126,078	20.5%

OPERATING INCOME	93,712	79,061	14,651	18.5%

Interest expense	(11,704)	(11,528)	(176)	-1.5%
Interest income	1,070	1,051	19	1.8%

PRETAX INCOME	83,078	68,584	14,494	21.1%

INCOME TAXES	30,323	24,691	5,632	22.8%

NET INCOME	$52,755	$43,893	$8,862	20.2%

Diluted earnings per common share	$0.45	$0.38	$0.07	18.4%

Diluted shares	116,606	115,032	1,574	1.4%

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 28	December 28
	2004	2003
	(Unaudited)
	(Dollars in thousands)
ASSETS

Current assets
Cash and cash equivalents	$158,976	$171,206
Accounts receivable, net	104,390	109,880
Notes receivable, net	11,557	14,125
Deferred income taxes	18,281	19,776
Inventories and other	55,352	54,353
Short-term investments	0	24,648
Advertising fund restricted assets	80,657	68,677

	429,213	462,665

Property and equipment	3,053,534	3,027,739
Accumulated depreciation	(913,735)	(873,432)

	2,139,799	2,154,307

Notes receivable, net	14,884	18,122

Goodwill	332,663	320,959

Deferred income taxes	30,401	31,873

Intangible assets, net	43,714	44,547

Other assets	126,823	131,540

	$3,117,497	$3,164,013

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 28	December 28
	2004	2003
	(Unaudited)
	(Dollars in thousands)
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$104,803	$159,957
Accrued expenses:
Salaries and wages	40,815	49,785
Taxes	96,591	81,921
Insurance	48,714	46,677
Other	75,603	70,565
Advertising fund restricted liabilities	80,657	68,677
Current portion of long-term obligations	35,517	50,891

	482,700	528,473

Long-term obligations
Term debt	623,480	622,596
Capital leases	69,214	70,036

	692,694	692,632

Deferred income taxes	130,611	132,925
Other long-term liabilities	54,519	51,377

Commitments and contingencies

Shareholders’ equity
Preferred stock, Authorized: 250,000 shares
Common stock, $.10 stated value per share, Authorized: 200,000,000 shares,
Issued:
117,296,000 and 116,760,000 shares, respectively	11,730	11,676
Capital in excess of stated value	69,605	54,310
Retained earnings	1,742,485	1,703,488
Accumulated other comprehensive income (expense):
Cumulative translation adjustments and other	45,668	47,142
Pension liability	(1,018)	(1,018)

	1,868,470	1,815,598

Treasury stock, at cost:
3,428,000 and 2,063,000 shares, respectively	(111,497)	(56,992)

	1,756,973	1,758,606

	$3,117,497	$3,164,013

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
REVENUES BY SEGMENT

					Increase From
(in thousands):	Quarter Ended				Prior Year
		% of		% of
	March 28, 2004	Total	March 30, 2003	Total	Dollars	Percentage
Retail Sales
Wendy’s	$507,453	75.0%	$421,297	75.3%	$86,156	20.5%
Tim Hortons	124,324	18.4%	106,435	19.0%	17,889	16.8%
Other Concepts*	44,835	6.6%	32,139	5.7%	12,696	39.5%

	$676,612	100.0%	$559,871	100.0%	$116,741	20.9%

Franchise Revenues
Wendy’s	$72,403	45.8%	$65,690	49.0%	$6,713	10.2%
Tim Hortons	83,423	52.7%	66,406	49.5%	17,017	25.6%
Other Concepts*	2,315	1.5%	2,057	1.5%	258	12.5%

	$158,141	100.0%	$134,153	100.0%	$23,988	17.9%

Total Revenues
Wendy’s	$579,856	69.5%	$486,987	70.2%	$92,869	19.1%
Tim Hortons	207,747	24.9%	172,841	24.9%	34,906	20.2%
Other Concepts*	47,150	5.6%	34,196	4.9%	12,954	37.9%

	$834,753	100.0%	$694,024	100.0%	$140,729	20.3%

*Other concepts are Baja Fresh and Cafe Express.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
OPERATING INCOME BY SEGMENT

(in thousands):	Quarter Ended				Change
		% of		% of
	March 28, 2004	Revenues	March 30, 2003	Revenues	Dollars	Percentage
Operating Income (Expense)*
Wendy’s	$59,136	10.2%	$48,761	10.0%	$10,375	21.3%
Tim Hortons	52,672	25.4%	38,824	22.5%	13,848	35.7%
Other Concepts**	(3,098)	n/m	315	n/m	(3,413)	n/m

	$108,710	13.0%	$87,900	12.7%	$20,810	23.7%

n/m	-	not meaningful. Prior to acquiring a 70% controlling interest on February 2, 2004, Cafe Express was accounted for under the equity method and Cafe Express revenues were not included in the Company’s financial statements.

*		Consolidated operating income includes certain overhead costs which are not allocated to individual segments. Such amounts were $15.0 million and $8.8 million in 2004 and 2003, respectively.

**		Other concepts are Baja Fresh and Cafe Express.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
RATIOS

	As of	As of
	March 28, 2004	March 30, 2003
Debt to Equity	39	46
Debt to Total Capitalization	28	32

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
SYSTEMWIDE RESTAURANTS

			Increase/		Increase/
	As of	As of	(Decrease)	As of	(Decrease)
	March 28, 2004	March 30, 2003	From Prior Year	December 28, 2003	From Prior Quarter
Wendy’s
U.S.
Company	1,304	1,188	116	1,312	(8)
Franchise	4,475	4,376	99	4,449	26

	5,779	5,564	215	5,761	18
Canada
Company	148	142	6	148	0
Franchise	219	213	6	219	0

	367	355	12	367	0
Other International
Company	5	4	1	5	0
Franchise	349	339	10	348	1

	354	343	11	353	1
Total Wendy’s
Company	1,457	1,334	123	1,465	(8)
Franchise	5,043	4,928	115	5,016	27

	6,500	6,262	238	6,481	19

Tim Hortons
U.S.
Company	28	35	(7)	25	3
Franchise	156	125	31	159	(3)

	184	160	24	184	0
Canada
Company	30	34	(4)	32	(2)
Franchise	2,328	2,179	149	2,311	17

	2,358	2,213	145	2,343	15
Total Tim Hortons
Company	58	69	(11)	57	1
Franchise	2,484	2,304	180	2,470	14

	2,542	2,373	169	2,527	15

Baja Fresh
U.S.
Company	138	102	36	132	6
Franchise	156	124	32	151	5

Total Baja Fresh	294	226	68	283	11

Cafe Express
U.S.
Company	18	14	4	18	0

Total Cafe Express	18	14	4	18	0

Total System Company	1,671	1,519	152	1,672	(1)
Franchise	7,683	7,356	327	7,637	46

	9,354	8,875	479	9,309	45

WENDY’S INTERNATIONAL, INC. Income Statement Definitions

Retail Sales	Includes sales from company operated restaurants. Also included are the sales to franchisees from Wendy’s bun baking facilities, and sales to franchisees from Tim Hortons’ coffee roaster and distribution warehouses.

Franchise Revenues	Consists primarily of royalties, rental income and franchise fees. Franchise fees include charges for various costs and expenses related to establishing a franchisee’s business, and include initial equipment packages for the Hortons’ franchises.

Cost of Sales	Includes food, paper and labor costs for restaurants. Also included are the cost of goods sold to franchisees from Wendy’s bun baking facilities, and Tim Hortons’ coffee roaster and distribution warehouses.

Company Restaurant Operating Costs	Consists of all costs necessary to manage and operate restaurants, except cost of sales. These include advertising, insurance, maintenance, rent, etc., as well as support costs for personnel directly related to restaurant operations.

Operating Costs	Includes rent expense related to properties leased to franchisees, and cost of equipment sold to franchisees as part of the initiation of the franchise business. Training and other costs necessary to ensure a successful Hortons’ franchise opening and costs to operate and maintain the Tim Hortons’ distribution warehouses, Tim Hortons’ coffee roaster and Wendy’s bun baking facilities are also include in operating costs.

General and Administrative Expenses	Costs that cannot be directly related to generating revenue.

Other Income and Expense	Includes expenses (income) that are not directly derived from the Company’s primary businesses. This includes income from the Company’s investments in joint ventures and other minority investments. Expenses include store closures and other asset write-offs.